Exhibit 10.9

FIRST AMENDMENT TO CONSULTING AGREEMENT

THIS FIRST AMENDMENT TO CONSULTING AGREEMENT (this “Amendment”) is made and entered into this 25th day of January, 2016 by and between Scott A. Reines, MD, PhD (“Consultant”) Avenue Therapeutics, Inc. and its affiliates, having offices at 3 Columbus Circle, 15th Floor, New York, NY 10019 (“Avenue”).

WITNESSETH:

WHEREAS, Consultant and Avenue entered into a Consulting Agreement (the “Consulting Agreement”) as of July 22, 2015;

WHEREAS, Consultant and Avenue wish to amend the Consulting Agreement to alter certain provisions regarding the services to be provided by Consultant; and

WHEREAS, in light of the foregoing, Consultant and Avenue desire to mutually and voluntarily amend the Consulting Agreement, pursuant to the turns set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1.          AMENDMENT TO SECTION 2 OF THE CONSULTING AGREEMENT.  Section 2 of the Consulting Agreement is modified by replacing the existing Section 2 with the following:

Section 2. Services.  Commencing on the Effective Date, Avenue hereby retains Consultant, and Consultant hereby agrees to serve, as a consultant to Avenue to provide services with respect to Avenue’s business as may be mutually agreed upon by the Parties including, without limitation, meeting or telephone consultation with Avenue management and consultants, providing advice and support for the Avenue’s clinical product development activities as requested by the Avenue. Without limiting the preceding sentence, Consultant will serve as Avenue’s Interim Chief Medical Officer and may be so identified publicly by Avenue. Consultant agrees to exercise the highest degree of professionalism and to utilize Consultant’s expertise and creative talents to the fullest in performing these services. As an independent contractor, Consultant will at all times retain sole and absolute discretion and judgment in the manner and means of carrying out the services Consultant performs hereunder. Avenue shall own all rights, title and interest in any Work Product, which will be deemed Avenue Confidential Information as defined in Section 5 herein.

2.          REMAINDER OF CONSULTING AGREEMENT.  Except as expressly set forth in this Amendment, the provisions of the Consulting Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

3.          MISCELLANEOUS.  This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles of any jurisdiction. The parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date set forth above.

CONSULTANT:		AVENUE:

AVENUE THERAPEUTICS, INC.

By:	/s/	By:	/s/
	Scott A. Reines, MD, PhD		Lucy Lu, MD President

The undersigned does hereby consent that this document be filed with the minutes of the Company, and that the actions set forth in the foregoing resolutions shall have the same force and effect as if taken at a duly constituted meeting of the Board of Directors of the Company as indicated by his signature hereto, effective as of the date first set forth above.

SOLE DIRECTOR

/s/ Lindsay A. Rosenwald
Lindsay A. Rosenwald, M.D.

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